Exhibit 8

Founded in 1852		michigan: Ann Arbor
by Sidney Davy Miller	444 West Michigan Avenue	Detroit · Grand Rapids
	Kalamazoo, Michigan 49007	Howell · Kalamazoo
	TEL: (269) 381-7030	Lansing · Monroe · Troy

	FAX: (269) 382-0244	New York, NY
	www.millercanfield.com	Pensacola, FL
Washington, DC

CANADA: Windsor, ON
poland: Gdynia
Katowice · Warsaw
October 5, 2005
Capitol Bancorp Limited
200 Washington Square North, 4th Floor
Lansing, Michigan 48933

Re:	Federal Income Tax Consequences of Plan of Share Exchange
Ladies and Gentlemen:
     We have acted as special federal income tax counsel to Capitol Bancorp Limited, a Michigan corporation (“Capitol”) in connection with the Plan of Share Exchange (the “Plan”) between Capitol and Bank of Las Vegas, a Nevada banking corporation (“BOLV”) dated as of October 5, 2005.
     Capitol has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), a registration statement on Form S-4 (the “Registration Statement”), with respect to the common shares of Capitol to be issued to holders of shares of common stock of BOLV (other than Capitol) in connection with the Plan. In addition, Capitol has prepared, and we have reviewed, a Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the “Proxy Statement”). In rendering our opinion, we have relied upon the facts stated in the Proxy Statement, the representations provided to us by Capitol and BOLV, as summarized below, and upon such other documents as we have deemed appropriate, including the information about Capitol and BOLV referenced in the Proxy Statement.
     We have assumed and you have advised us that (i) all parties to the Plan, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Plan, (ii) all facts, information, statements and representations qualified by the knowledge and/or belief of Capitol and/or BOLV will be complete and accurate as of the effective date of the Plan as though not so qualified, (iii) the Plan will be consummated pursuant to the terms and conditions set forth in the Plan without the waiver or modification of any such terms and conditions, (iv) the Plan will be authorized by and will be effected pursuant to and in compliance with applicable state law, (v) the transaction contemplated by the Plan complies with the legal requirements of applicable state and federal law, and (vi) the parties to the Plan have satisfied the legal requirements applicable to each party. We have also assumed that each BOLV shareholder holds the shares of BOLV common stock to be surrendered under the Plan as a capital asset.
     Our opinion also does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. Additionally, this opinion does not address the specific federal income tax consequences that may be relevant to a particular shareholder receiving special treatment under some federal income tax laws, including: (i) banks; (ii) tax-exempt organizations; (iii) insurance companies; (iv) dealers in securities or foreign currencies; (v) BOLV shareholders, if any, who received their BOLV common stock through the exercise of employee stock options or otherwise as compensation; (vi) BOLV shareholders who are not U.S. persons; and (vii) BOLV shareholders who hold BOLV common stock as part of a hedge, straddle, or conversion transaction.
     Our opinion is based upon the Internal Revenue Code of 1986, as amended, published judicial decisions, administrative regulations, published rulings and procedures in existence as of the above date. Future legislative, judicial or administrative changes, either prospective or retrospective, could affect our opinion. Our opinion is not binding on the Internal Revenue Service or the courts. Finally, we undertake no responsibility to update this opinion because of any future change which might affect this opinion for any reason.
     Except for the opinions related to the federal income tax consequences stated herein, we have not reviewed nor do we render an opinion of the proposed form of the transaction contemplated by the Plan. Further, no rulings have been or will be sought from the Internal Revenue Service regarding any matters relating to the exchange.
     Our opinion is predicated on the accuracy of the following representations provided to us by Capitol:
     A. The fair market value of the Capitol common stock to be received by the BOLV shareholders will be approximately equal to the fair market value of the BOLV common stock surrendered under the Plan.
     B. Capitol has no plan or intention to liquidate BOLV; to merge BOLV into another corporation; to cause BOLV to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the BOLV common stock acquired in the transaction.
     C. Capitol has no plan or intention to reacquire any of its common stock issued under the Plan.
     D. Capitol, BOLV and the shareholders of BOLV will pay their respective expenses, if any, incurred in connection with the Plan.
     E. The only consideration that will be received by the shareholders of BOLV for their common stock of BOLV is voting common stock of Capitol. Further, no liabilities of BOLV or any

BOLV shareholder will be assumed by Capitol, nor will any of the BOLV stock acquired by Capitol be subject to any liabilities.
     F. Capitol will not own as of immediately before the effective date of the Plan, directly or indirectly, any BOLV common stock other than the BOLV common stock first acquired by Capitol or Nevada Community Bancorp Limited (which merged with and into Capitol on January 17, 2003) upon the formation of BOLV in February of 2002.
     G. Capitol will not make any cash payments, directly or indirectly, to dissenting shareholders of BOLV, nor will Capitol, directly or indirectly, reimburse BOLV for any payments made by BOLV to dissenting shareholders.
     H. Any cash payment made by Capitol to BOLV shareholders in lieu of fractional shares of Capitol is solely for the purpose of avoiding the expense and inconvenience to Capitol of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid under the Plan to the BOLV shareholders instead of issuing fractional shares of Capital common stock will not exceed one percent of the total consideration that will be issued under the Plan to the BOLV shareholders in exchange for their BOLV common stock. The fractional share interests of each BOLV shareholder will be aggregated and no BOLV shareholder will receive cash in an amount equal to or greater than the value of one full share of Capitol common stock.
     I. Capitol is not an investment company as defined in Section 368(a)(2)(F)(iii) or (iv) of the Code.
     J. The Plan will be consummated in compliance with the material terms contained in the Registration Statement, none of the material terms and conditions therein have been or will be waived or modified and Capitol has no plan or intention to waive or modify any such material condition.
     Our opinion is also predicated on the accuracy of the following representations provided to us by BOLV:
     A. The Plan will be consummated in compliance with the material terms contained in the Registration Statement, none of the material terms and conditions therein have been or will be waived or modified and BOLV has no plan or intention to waive or modify any such material condition.
     B. The fair market value of the Capitol common stock to be received by the BOLV shareholders will be approximately equal to the fair market value of the BOLV common stock surrendered under the Plan.
     C. BOLV has no plan or intention to issue additional shares of its stock that would result in Capitol losing “control” of BOLV within the meaning of Section 368(c) of the Code.

     D. Capitol, BOLV and the shareholders of BOLV will pay their respective expenses, if any, incurred in connection with the Plan.
     E. BOLV has only one class of stock authorized, being voting common stock. At the time the Plan is executed, BOLV will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire any stock in BOLV.
     F. Following the execution of the Plan, BOLV will continue its historic business or use a significant portion of its historic business assets in a business.
     G. BOLV is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.
     H. BOLV will pay any dissenting shareholders the value of their stock out of its own funds.
     I. On the effective date of the Plan, the fair market value of the assets of BOLV will exceed the sum of its liabilities and the liabilities, if any, to which the assets are subject.
     Based upon and subject to the foregoing, and subject to the qualifications, limitations, representations and assumptions contained in the portion of the Proxy Statement captioned “Material Federal Income Tax Consequences” and incorporated by reference in this opinion, we are of the opinion that:
     1. The exchange will qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code;
     2. No gain or loss will be recognized by the shareholders of BOLV who exchange their BOLV common stock solely for Capitol common stock (except with respect to cash received instead of fractional shares of Capitol common stock);
     3. The aggregate tax basis of the Capitol common stock received by BOLV shareholders who exchange all of their BOLV common stock for Capitol common stock in the exchange will be the same as the aggregate tax basis of the BOLV common stock surrendered in the exchange (reduced by any adjusted basis allocable to a fractional share of Capitol common stock for which cash is received);
     4. The holding period of the Capitol common stock received by a former shareholder of BOLV will include the holding period of shares of BOLV common stock surrendered in the exchange; and
     5. A holder of BOLV common stock who receives a cash payment instead of a fractional share of Capitol common stock will recognize capital gain or loss to the extent such cash payment is treated pursuant to Section 302 of the Code as made in exchange for the fractional share. Such gain or loss will be equal to the difference between the cash amount received and the portion of the holder’s adjusted basis in shares of BOLV common stock allocable to the fractional share, and such gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder’s holding period in the BOLV common stock satisfies the long-term holding period requirement.
     No opinion is expressed on any matters other than those specifically stated. This opinion is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the inclusion of this opinion as an appendix to the Proxy Statement and to the use of our name in that portion of the Proxy Statement captioned “Material Federal Income Tax Consequences.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours, MILLER, CANFIELD, PADDOCK and STONE, P.L.C.